Exhibit 4.7

Ref.: 2696.15862

May 25, 2006

True Energy Trust

2300, 530 Eighth Avenue SW

Calgary AB T2P 3S8

Re:               Registration Statement on Form F-80

Ladies and Gentlemen:

We hereby consent to the reference to our firm name and the use of our report dated January 27, 2006, evaluating the reserves attributable to the properties of Shellbridge Oil & Gas, Inc. and estimated future cash flow from such reserves, effective December 31, 2005 incorporated by reference in the Information Circular of Shellbridge Oil & Gas, Inc., filed as part of the Registration Statement on Form F-80 of True Energy Trust registering its Trust Units under the Securities Act of 1933, as amended

Sincerely,

/s/ Cameron P. Six

Cameron P. Six, P.Eng

Associated

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